Exhibit 99.1

NEWS RELEASE
DEL MONTE FOODS COMPANY ANNOUNCES
$200 MILLION SHARE REPURCHASE AUTHORIZATION

San Francisco, CA — September 28, 2007 - Del Monte Foods Company (NYSE: DLM) today announced that its Board of Directors has authorized the Company to repurchase up to $200 million of the Company’s common stock over the next 36 months. Currently, the Company has approximately 202.5 million shares of common stock outstanding.
“This share repurchase program is enabled by our strong cash flow and reflects our confidence in Del Monte’s long-term growth prospects,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “Having an established share repurchase program enhances our flexibility, including our ability to respond opportunistically to marketplace changes. We believe repurchasing shares is consistent with both our disciplined approach to capital allocation and commitment to returning value to shareholders.”
Repurchases of the Company’s common stock may be made from time to time, through a variety of methods, including open market purchases, privately negotiated transactions, and block transactions. Del Monte Foods Company has no obligation to repurchase shares under the authorization, and the timing, actual number and value of the shares which are repurchased will be at the discretion of management and will depend on a number of factors, including the price of the Company’s common stock. The Company may suspend or discontinue repurchases at any time.
About Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating more than $3.4 billion in net sales in fiscal 2007. With a powerful portfolio of brands including Del Monte®, StarKist®, S&W® , Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in nine out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.
Del Monte.  Nourishing Families.  Enriching Lives.  Every Day.™
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CONTACTS:

Media Contact	Analysts and Investors Contact
Brandy Bergman/Robin Weinberg	Jennifer Garrison/Katherine Husseini
Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382 investor.relations@delmonte.com

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